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                                                                 Exhibit 2.1.1

                         AMCON Distributing Company
                               10228 L Street
                            Omaha, Nebraska 68127

                              November 12, 2001

Mr. Marcus Bender
President and CEO
Hawaiian Natural Water Co., Inc.
98-746 Kuahao Place
Pearl City, Hawaii 96814

Dear Marcus:

                  This letter will confirm the need for the technical correction described below in Section 2.3 of the Fifth Amended and Restated Agreement and Plan of Merger dated as of September 27, 2001 (the "Merger Agreement"), among AMCON Distributing Company ("AMCON"), AMCON Merger Sub, Inc. ("Merger Sub") and Hawaiian Natural Water Company, Inc. ("HNWC"). In particular, this letter confirms the agreement of AMCON, Merger Sub and HNWC to amend Section 2.3 of the Merger Agreement by deleting the words "AMCON Common Stock" from the last line thereof and substituting, in lieu of those words, the words "common stock of the Surviving Corporation." Finally, each of the parties agrees that this change may be reflected by substituting a new page including this change into the Merger Agreement previously executed by the parties.

                  Please indicate your agreement with the foregoing by signing the enclosed copy of this letter in the space provided below.

                                         Very truly yours,

                                         /s/Michael D. James

                                         Michael D. James
                                         Treasurer and Chief Financial Officer
                                         of AMCON and Merger Sub

Accepted and agreed to
this 12th day of November, 2001

HAWAIIAN NATURAL WATER COMPANY, INC.


By: /s/ Marcus Bender
    -----------------------------------------
        Marcus Bender
        President and Chief Executive Officer